UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 29, 2012
Date of Report (Date of earliest event reported)

GTJ REIT, INC.
(Exact name of registrant as specified in its Charter)

Maryland	0001368757	20-5188065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Merrick Road
Lynbrook, NY 11563
(Address of principal executive offices) (Zip Code)

(516) 881-3535
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 29, 2012, the Board of Directors (the “Board”) of GTJ REIT, Inc. (the “Company”) was notified by Jerome Cooper,  the Company’s President, Chief Executive Officer and Chairman of the Board, that he would be leaving as President and Chief Executive Officer, effective June 1, 2012.  Mr. Cooper will continue to serve on a full-time basis as Chairman of the Board of the Company.

On May 29, 2012, the Board appointed Paul A. Cooper, a director and Executive Vice President of the Company, as Chief Executive Officer and director of the Company effective June 1, 2012.

Paul A. Cooper is the son of Jerome Cooper and the cousin of Douglas A. Cooper, Executive Vice President and a director of the Company.  Paul A. Cooper served as Executive Vice President and director of the Company since June 2006.  In his capacity as Executive Vice President, Paul A. Cooper was responsible for leading and managing all real estate functions of the Company including acquisitions, underwriting, asset management, leasing, and investments. Prior to joining the Company and continuing today, Paul A. Cooper has been a principal of Lighthouse Real Estate Management, LLC and several affiliated entities (collectively, “Lighthouse”). Lighthouse owns, manages, and leases its own portfolio of more than 2 million square feet of commercial buildings in the Greater New York metropolitan area.  Paul A. Cooper received a Bachelor of Science degree from the University of Pennsylvania and a Juris Doctor degree from Fordham University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2012	GTJ REIT, INC.

By: /s/ David J. Oplanich
David J. Oplanich
Chief Financial Officer